Exhibit 99.1

Press Release

SystemOne Technologies Reports Third Quarter 2004 Results

MIAMI, Florida, November 11, 2004—SystemOne Technologies Inc. (OTC BB:STEK.OB) today reported its third quarter 2004 operating results.

Revenues for the three months ended September 30, 2004 were $817,000 compared to revenues of $5,519,000 in the corresponding period of 2003, an 85.2% decrease. The Company reported an operating loss for the three months ended September 30, 2004 of $482,000 compared with an operating profit of $1,102,000 in the corresponding period of 2003. The Company’s net loss for the three months ended September 30, 2004 was $795,000 or a loss of 16 cents per share, compared with a net profit of $480,000 or a profit of 10 cents per share, in the corresponding period of 2003. The Company’s net loss to common stock after preferred dividends for the three months ended September 30, 2004 was $1,212,000 or a loss of 24 cents per share, compared with a net loss of $86,000 or a loss of 2 cents per share, in the corresponding period of 2003.

Revenues for the nine months ended September 30, 2004 were $1,659,000 compared to revenues of $16,829,000 in the corresponding period of 2003, a 90.1% decrease. The Company reported an operating loss for the nine months ended September 30, 2004 of $2,204,000 compared with an operating profit of $3,901,000 in the corresponding period of 2003. The Company’s net profit for the nine months ended September 30, 2004 was $10,868,000 or a profit of $2.19 per share, compared with a net profit of $1,926,000 or a profit of 39 cents per share, in the corresponding period of 2003. The Company’s net profit to common stock after preferred dividends for the nine months ended September 30, 2004 was $9,366,000 or a profit of $1.89 per share, compared with a net profit of $257,000 or a profit of 5 cents per share, in the corresponding period of 2003.

The Company’s net profit for the nine months ended September 30, 2004 of $9,366,000 includes one time gains on the extinguishment of debt in the amount of $10,217,000 and $4,000,000 on the Safety-Kleen settlement.

Chief Executive Officer Paul I. Mansur stated, “We continue to progress with the development of our national third party distribution network as the Company transitions from its exclusive distribution arrangement with Safety-Kleen. We have appointed 25 distributors to date representing approximately half of the planned national distribution network of 50 distributors.”

Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded 11 U.S. patents and 13 foreign patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ materially including the Company’s ability to successfully complete the development of its national third party distribution network.. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

CONTACT: SystemOne Technologies Inc.
Paul I. Mansur, Chief Executive Officer, 305/593-8015

SYSTEMONE TECHNOLOGIES INC.
CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,534	$8,359
Receivables, net of allowance of $4 and $0	430	7
Inventories, net of obsolescence reserve of $193 and $183	2,231	1,745
Prepaid and other assets	107	386
Assets held for sale	39	39

Total current assets	7,341	10,536

Property and equipment, net	420	540
Other assets	63	197

Total assets	$7,824	$11,273

LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$999	$1,165
Warranty accrual	199	241
Deferred revenue	24	64
Current installments of long-term debt and obligations under capital leases	101	31

Total current liabilities	1,323	1,501

Long-term debt	15,117	29,150
Warranty accrual, non-current	70	176

Total liabilities	16,510	30,827

Commitments and contingencies

Redeemable convertible preferred stock, $1.00 par value per share. Authorized 1,500,000 shares, 209,569 issued and outstanding (197,376 in 2003), at liquidation value	20,957	19,738
Less unamortized discount	—	(283)

Net redeemable convertible preferred stock	20,957	19,455

Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 25,000,000 shares, issued and outstanding 4,960,087	5	5
Additional paid-in capital	20,723	20,723
Deficit	(50,371)	(59,737)

Total stockholders’ deficit	(29,643)	(39,009)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$7,824	$11,273

SYSTEMONE TECHNOLOGIES INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Revenue	$817	$5,519	$1,659	$16,829
Cost of goods sold	647	3,470	1,470	10,347

Gross profit	170	2,049	189	6,482

Operating expenses:
Selling, general and administrative	577	863	2,115	2,306
Research and development	75	84	278	275

Total operating expenses	652	947	2,393	2,581

Operating (loss) income	(482)	1,102	(2,204)	3,901

Other (expense) income:
Safety-Kleen termination fee income	—	—	4,000	—
Gain on Notes repurchase	—	—	10,217	—
Interest expense	(350)	(754)	(1,047)	(2,324)
Interest income	17	139	42	389

Other (expense) income, net	(333)	(615)	13,212	(1,935)

(Loss) income before income tax provision	(815)	487	11,008	1,966

Income tax benefit (provision)	20	(7)	(140)	(40)

Net (loss) income	(795)	480	10,868	1,926

Dividends and accretion of discount on redeemable convertible preferred stock	(417)	(566)	(1,502)	(1,669)

Net (loss) income available to common shares	$(1,212)	$(86)	$9,366	$257

Basic net (loss) income per common share	$(.24)	$(.02)	$1.89	$.05

Diluted net (loss) income per common share	$(.24)	$(.02)	$.98	$.04